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                           [GREAT PLAINS ETHANOL Logo]

                            December 2002 Newsletter


                       from the desk of Brian Minish, CEO

                      [photo of construction in progress]

                               CONSTRUCTION UPDATE

     We continue to have good progress at the plant site. The tanks in the berm are completed, including both ethanol storage tanks and the denaturant tanks. The connecting piping to the rail and truck loading areas are being installed. The office continues to progress with the drywall in place with a target completion date of the end of January.

     The steam exhaust stack is being erected as the installation of the thermal oxidizer nears completion. The final outside sheeting for the process buildings should be completed soon. The crews are now focusing on the installation of the control and electrical systems with its miles of wiring.

                       UNIT SALES LISTING PERIOD TO BEGIN

     The unit sales system will again be available for the second round of possible unit sales transactions. The units may be listed for sale beginning Jan. 1st. You may call Variable Investment Advisors to get more information at www.agstocktrade.com or 800-859-3018.

                           [photo of Mr. Rick Serie]

                          NEW EMPLOYEES BEGIN JAN. 1ST

     General Manager Rick Serie is pleased to announce that two positions have been filled as he builds his staff for Great Plains Ethanol. Steve Kary will become the Membership Coordinator. Steve has a BS from Northern State University and has supervisory experience in the technology field. His job will include membership communications, membership delivery, unit sales and transfers, plant tours and coordinating SEC reporting. Steve and his wife Alice live in Sioux Falls.

     Julie Carter of Tea will be the Administrative Assist and will begin also on Jan. 1st. Her responsibilities will be to assist the General Manager and will have several administrative duties in


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regard to the office functions of the plant. We are pleased to welcome both
Steve and Julie to their new jobs.

                        NOMINATIONS FOR BOARD OF MANGERS

    The election of the board of managers is scheduled for the annual meeting in April. The new board will consist of 5 class A members, 1 class B member and 3 Class C members. To be eligible for a nomination for a board position you must submit a packet of information that will include your personal history, number of units of GPE held, and any disciplinary history. Because GPE is an SEC reporting company there are a number of strict requirements that a board member must agree to, which will be outlined in the nomination packet. It is the policy of GPE that no board member may have any members of his immediate family employed at GPE.

     NOMINATION PACKETS ARE AVAILABLE AT THE GPE OFFICE (605-647-0040). ALL NOMINATIONS MUST BE RETURNED TO THE NOMINATION COMMITTEE BY JAN. 31, 2003.

                      CORN PURCHASE CONTRACTS BEING OFFERED

     Great Plains Ethanol is now set up to begin to purchase corn for delivery after March 1, 2003. There will be a toll free line established in mid January for corn producers to call. Call the office or check the website after Jan. 13th.

                Check our Website at www.greatplainsethanol.com

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